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                                  Exhibit 99.2


                Atrix Completes $50 Million Private Offering of
                   7% Convertible Subordinated Notes due 2004

    FORT COLLINS, Colo., November 24, 1997 -- Atrix Laboratories, Inc. (Nasdaq:
ATRX) announced today that it has completed an agreement to sell $50 million of its 7% convertible subordinated notes due 2004 (the "Notes") in an offering within the United States to qualified institutional investors and outside the United States to non-U.S. investors. The offering is expected to close on November 26, 1997. The Company has granted the initial purchasers a 30-day option to purchase an additional $7.5 million of notes to cover over-allotments, if any.

    The Notes will be convertible into shares of common stock of the Company at a conversion price of $19 per share for a total of approximately 2.63 million shares of common stock of the Company (3.03 million shares if the initial purchasers' over-allotment option is exercised in full). The notes have a seven-year term and will be non-callable for the first three years.

    The Company stated that it intends to use the proceeds of the offering for general corporate purposes, including research and development, commercialization of its products and to acquire complementary products, technologies and businesses.

    This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

    The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and applicable state securities laws.

    Atrix Laboratories, Inc. develops, manufactures and markets dental, medical and veterinary products based on its proprietary ATRIGEL(R) biodegradable polymeric technology, which can be used for a broad range of drug delivery and biomaterial applications.